Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Lisa Martin (713) 309-4890

Investors – Doug Pike (713) 309-7141

Lyondell Announces Completion of Bond Offerings

and Results to Date and Pricing of Cash Tender Offer and

Consent Solicitation for Its 9.625% Senior Notes Due 2007

HOUSTON (Sept. 20, 2006) – Lyondell announced today that it has closed its $1.775 billion senior unsecured note offerings consisting of $875 million of 8% Senior Unsecured Notes due Sept. 15, 2014 and $900 million of 8.25% Senior Unsecured Notes due Sept. 15, 2016.

Lyondell is using $875 million of the approximately $1.744 billion of the net proceeds from the offerings to repay a portion of the 7-year term loan used to finance Lyondell’s Aug. 16, 2006, acquisition of CITGO Petroleum Corporation’s 41.25% interest in LYONDELL-CITGO Refining LP.

Lyondell is also using net proceeds from the offerings to purchase approximately $760 million in aggregate principal amount of its 9.625% Series A, Senior Secured Notes due 2007 (“Notes”), representing approximately 90% of the outstanding principal amount of Notes, that have been tendered to date pursuant to its previously announced cash tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”). Lyondell may use the remaining net proceeds to redeem any remaining Notes.

The amount tendered to date constitutes a majority in principal amount of the outstanding Notes and thus the Consent Solicitation has been approved as to certain amendments to the indenture governing the Notes. These amendments eliminate substantially all the restrictive covenants, certain events of default, and certain other provisions contained in the indenture. The supplemental indenture effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated Sept. 5, 2006 (“Offer and Consent Statement”), has been executed and has become effective.

Lyondell Chemical Company

www.lyondell.com

The Offer and the Consent Solicitation will expire at midnight ET on Monday, Oct. 2, 2006, (the “Expiration Date”) unless extended or earlier terminated by Lyondell. Withdrawal rights with respect to tendered Notes have expired. Accordingly, holders may not withdraw any Notes previously or hereafter tendered, except as contemplated in the Offer.

The total consideration per $1,000 principal amount of Notes validly tendered and accepted for purchase on or prior to 5:00 p.m. ET on Monday, Sept. 18, 2006 (the “Consent Payment Deadline”), is $1,023.78, of which $30 is the consent payment. The total consideration for Notes was determined as of 2:00 p.m. ET on Monday, Sept.18, by reference to a fixed spread of 50 basis points above the bid-side yield to maturity of the 3.625% U.S. Treasury Note due April 30, 2007; the reference yield and offer yield are 5.110% and 5.610%, respectively. Holders whose Notes are validly tendered after the Consent Payment Deadline and on or prior to the Expiration Date and accepted for purchase will receive the total consideration minus the $30 consent payment per $1,000 principal amount of Notes. In addition, accrued and unpaid interest on Notes will be paid in cash on all validly tendered Notes accepted for purchase up to, but not including, the applicable payment date for the Offer. The applicable payment date is on or about Sept. 20, 2006, for Notes tendered on or prior to the Consent Payment Deadline. The applicable payment date is on or about Oct. 3, 2006, for Notes tendered after the Consent Payment Deadline and on or prior to the Expiration Date.

The complete terms and conditions of the Offer and Consent Solicitation are set forth in the Offer and Consent Statement that has been sent to holders of Notes. Holders are urged to read the Offer and Consent Statement and related materials carefully. J.P. Morgan Securities Inc. is the exclusive dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the Offer and the Consent Solicitation may be directed to J.P. Morgan Securities Inc. at 212-270-7407 or 800-245-8812 (U.S. toll-free). Copies of the Offer and Consent Statement and related materials may be obtained from the Information Agent, D.F. King & Co., Inc., at 800-758-5378 (U.S. toll-free) and 212-269-5550 (collect).

This press release is neither an offer to purchase, nor a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to, any securities. The Offer and the Consent Solicitation are being made solely pursuant to the Offer and Consent Statement and related materials.

Lyondell Chemical Company

www.lyondell.com

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com